EXHIBIT 21

ESI Subsidiaries
As of June 2, 2001

Name	State/Country of Incorporation	Percentage of Voting Securities Owned
ESI F.S.C.	Guam	100%
Electro Scientific Industries GmbH	Germany	100%
ESI International Corporation	Oregon	100%
ESI Japan KK	Japan	100%
ESI Korea Co. Ltd.	Korea	100%
Electro Scientific Industries Ltd.	England	100%
Electro Scientific Industries, BV	The Netherlands	100%
ESI SARL	France	100%
ESI SRL	Italy	100%
Palomar Systems, Inc.	Oregon	100%
Electro Scientific Industries Singapore PTE Ltd.	Singapore	100%
ESIF, Inc.	Oregon	100%